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2. Endorsement


Endorsement -- Cost of Insurance

The Cost of Insurance provision in the Riders that may be attached to this base policy are amended so that item (b) in the Cost of Insurance calculation reads as follows:

"(b) is the Basic Death Benefit under this policy at the beginning of the policy month divided by 1.0024663."


Philadelphia, Pennsylvania                The Penn Mutual Life Insurance Company
(Included at Issue)

                                          /s/ Robert E. Chappell
                                          -------------------------
                                          Chairman and
                                          Chief Executive Officer


Endorsement No. 1706-01